Exhibit 99.1

River Valley Bancorp
Announces Increased Earnings for the Quarter
 Ended March 31, 2014

For Immediate Release
Tuesday April 15, 2014

Madison, Indiana – April 15, 2014– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”), based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2014.

Net income for the quarter ended March 31, 2014 was $1.1 million as compared to $1.0 million reported for the quarter ended March 31, 2013 or approximately a 6% increase. Basic earnings per share for the quarter ended March 31, 2014 were $0.64 per share compared to $0.60 per share for the same period in 2013. For the quarter ended March 31, 2014, return on average assets was 0.89% and the return on average equity was 12.00%, which compares to 0.86% and 11.41%, respectively, for the quarter ended March 31, 2013.

For the quarter ended March 31, 2014, there were improving net interest margins and lower provision for loan losses and taxes than in first quarter 2013, which were partially offset by lower noninterest income and higher operating costs. Net interest income improved by over $200,000 between the like periods while the provision for loan losses decreased by $144,000. As mortgage loan originations sold to the secondary market continue to slow due to lower originations and refinancing, noninterest income for the 2014 period decreased by $147,000. Operating expenses in the 2014 period increased by approximately $237,000 with the addition of one new branch in the fall of 2013, start-up costs associated with yet another location to open in May 2014, and increases in other personnel and general administrative expenses.

Assets totaled $483.9 million as of March 31, 2014, a modest increase from total assets of $482.8 million at December 31, 2013, and $482.6 million reported as of March 31, 2013.

Net loans, including loans held for sale, were $312.6 million as of March 31, 2014, a decrease of $4.0 million from $316.6 million at December 31, 2013 and an increase of $17.3 million from $295.3 million as of March 31, 2013. Deposits totaled $401.2 million as of March 31, 2014, an increase of $6.2 million from $395.0 million at December 31, 2013, and an increase of $7.7 million from the March 31, 2013 balance of $393.5 million.

“As evidenced by national headlines, there is tremendous pressure on bank interest margins and interest income. The prolonged low rate environment has put unusual pressure on investors and savers alike. Gratefully, we have been able to grow our loan portfolio in spite of very competitive challenges on yields. The ‘Good News’ is that we are growing the most fundamental component of our profitability which is net interest income,” stated Matthew P. Forrester, President and Chief Executive Officer of River Valley Bancorp. Mr. Forrester further added, “Likewise, we are making the investment in next steps by taking advantage of expanding franchise opportunities as we reach out to new customers and communities. We believe that taking care of business today, and positioning for tomorrow will bode well for our balance sheet and income statement across most economic scenarios, including the current one.”

Total delinquency, including loans purchased with credit impairment, and defined as loans over 30 days past due as a percentage of total loans, were 2.74% for the period ended March 31, 2014, compared to 2.50% at December 31, 2013 and 3.10% as of March 31, 2013. The underlying percentages indicate that longer term delinquency (over 90 days) makes up all but 1.20% of the delinquency as of March 31, 2014. Non-performing loans, including loans purchased with credit impairment, to total loans outstanding were 4.16% as of March 31, 2014 as compared to 4.44% as of March 31, 2013 and 4.27% as of December 31, 2013.

The allowance for loan losses (ALL) stood at 1.32% of total outstanding loan balances as of March 31, 2014, compared to 1.41% at December 31, 2013 and 1.30% as of March 31, 2013. The ALL does not include amounts recognized as “fair market” adjustments on the loan portfolio acquired from Dupont State Bank in 2012. Those loans have a separate and identified “mark” at the time of acquisition and only new developments since the acquisition date to the loans in that portfolio are reflected in the provision for loan loss calculations.

Stockholders’ equity as of March 31, 2014 was $36.1 million, or 7.5% of assets. The Bank exceeds the minimum required regulatory capital standards and is considered “well capitalized.” Book value per share of common stock was $20.25 as of March 31, 2014, compared to $19.23 at December 31, 2013, and $20.10 at March 31, 2013.

The last reported closing price of “RIVR” stock on April 14, 2014 was at $26.00.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 3-31-2014	3 Months Ended 3-31-2013	Year Ended 12-31-2013

Assets	$483,943	$482,640	$482,837
Net Loans, including loans held for sale (net of ALL)	312,610	295,336	316,569
Allowance for Loan Losses (ALL)	4,196	3,884	4,510
Deposits	401,246	393,458	395,015
Borrowings and Advances	42,717	49,717	49,717
Stockholders’ Equity	36,107	35,735	34,464

Total Interest Income	$4,819	$4,792
Total Noninterest Income	1,023	1,170
Interest Expense	906	1,090
Noninterest Expense	3,418	3,181
Provision for Loan Losses	174	318
Taxes	278	367
Net Income	1,066	1,006

ROAA	0.89%	0.86%
ROAE	12.00%	11.41%
Earnings per Share of Common Stock	$0.64	$0.60
Diluted Earnings per Share of Common Stock	$0.63	$0.60

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949